Exhibit 10(n)

UNITED STATES OF AMERICA

Before the

SECURITIES AND EXCHANGE COMMISSION

SECURITIES EXCHANGE ACT OF 1934 Release No. 71261 / January 9, 2014
ACCOUNTING AND AUDITING ENFORCEMENT Release No. 3525 / January 9, 2014
ADMINISTRATIVE PROCEEDING File No. 3-15673
In the Matter of ALCOA INC., Respondent.	ORDER INSTITUTING CEASE-AND-DESIST PROCEEDINGS PURSUANT TO SECTION 21C OF THE SECURITIES EXCHANGE ACT OF 1934, MAKING FINDINGS, AND IMPOSING A CEASE-AND-DESIST ORDER

I.

The Securities and Exchange Commission (“Commission”) deems it appropriate that cease- and-desist proceedings be, and hereby are, instituted pursuant to Section 21C of the Securities Exchange Act of 1934 (“Exchange Act”), against Alcoa Inc. (“Alcoa” or “Respondent”).

II.

In anticipation of the institution of these proceedings, Respondent has submitted an Offer of Settlement (the “Offer”) which the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, Respondent consents to the Commission’s jurisdiction over the Respondent and the subject matter of these proceedings, and to the entry of this Order Instituting Cease-and-Desist Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease-and-Desist Order (“Order”), as set forth below.

III.

On the basis of this Order and Respondent’s Offer, the Commission finds1 that:

Summary

1. These proceedings arise from violations of the Foreign Corrupt Practices Act of 1977 (the “FCPA”) [15 U.S.C. § 78dd] by Respondent Alcoa Inc. (“Alcoa”) concerning alumina sales to Aluminium Bahrain B.S.C. (“Alba”), an aluminum manufacturer owned primarily by the Kingdom of Bahrain.

2. Between 1989 and 2009, Alcoa of Australia (“AofA”) and Alcoa World Alumina LLC (“AWA”) (collectively, the “AWAC Subsidiaries”) retained a consultant to act as their middleman in connection with sales of alumina to Alba and knew or consciously disregarded the fact that the relationship with the consultant was designed to generate funds that facilitated corrupt payments to Bahraini officials. The consultant was paid a commission on sales where he acted as an agent and received a markup on sales where he acted as a purported distributor. On sales where the consultant acted as a purported distributor, no legitimate services were provided to justify the role of the consultant as a distributor. The consultant used these funds to enrich himself and pay bribes to senior government officials of Bahrain.

3. The commission payments to the consultant and the alumina sales to the consultant made pursuant to the distribution agreements were improperly recorded in Alcoa’s books and records as legitimate commissions or sales to a distributor and did not accurately reflect the transactions. The false entries were initially recorded by the AWAC Subsidiaries which were then consolidated into Alcoa’s books and records. During the relevant period, Alcoa also lacked sufficient internal controls to prevent and detect the improper payments.

Respondent

4. Alcoa is a corporation organized under the laws of the Commonwealth of Pennsylvania. Until 2006, Alcoa’s principal place of business was in Pittsburgh, Pennsylvania, in the Western District of Pennsylvania. In 2006, Alcoa moved its principal place of business to New York, New York. Alcoa issues and maintains a class of publicly traded securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, which are traded on the New York Stock Exchange.

5. Alcoa is a global provider of primary aluminum and fabricated aluminum. Alcoa is also a global provider of smelter grade alumina, the raw material that is supplied to smelters to

[1]	The findings herein are made pursuant to Respondent’s Offer of Settlement and are not binding on any other person or entity in this or any other proceeding.

produce aluminum. Alcoa refines alumina from bauxite it extracts from its global mining operations. Alcoa operates worldwide through subsidiaries and affiliated entities in North America, Asia, Australia, Europe, South America, Africa and the Caribbean.

Other Relevant Entities and Persons

6. Alcoa World Alumina and Chemicals (“AWAC”) is an unincorporated global bauxite mining and alumina refining enterprise formed in 1995 between Alcoa and Alumina Limited (“Alumina”), the majority and minority owners of AWAC, respectively. AWAC operates through a number of affiliated enterprise companies, including AofA and AWA, with each enterprise company being owned by Alcoa and Alumina in proportion to their respective ownership interests in the AWAC enterprise. In matters of strategy and policy, the AWAC enterprise companies receive direction and counsel from a “Strategic Council” that is chaired by Alcoa. Alcoa controls the Strategic Council and as such the operations and personnel of AWAC report to Alcoa personnel in New York.

7. Alcoa of Australia Limited (“AofA”) is the AWAC enterprise company that owns and operates AWAC’s bauxite mining and alumina refining assets in Australia. AofA’s principal place of business was located in Melbourne, in the state of Victoria, Australia, until 1996, and is now located in Perth, in the state of Western Australia. AofA owns and operates mines in Western Australia that extract bauxite, which AofA then processes into smelter grade alumina in refineries it owns and operates. AofA sells the smelter grade alumina to aluminum smelters it owns in the state of Victoria as well as to customers and alumina traders around the world. AofA maintains bank accounts in the United States. AofA’s books, records, and accounts are consolidated into Alcoa’s books and records and reported by Alcoa in its financial statements.

8. Alcoa World Alumina LLC (“AWA”) is a Limited Liability Company formed under Delaware law, which maintains its principal place of business in Pittsburgh, Pennsylvania, in the Western District of Pennsylvania. AWA owns and operates (either directly or indirectly) bauxite mining and alumina refining assets in North America, Europe, South America, and the Caribbean. AWA is an AWAC enterprise company. Beginning in or around 2000, executives at AWA’s offices in Pittsburgh and Knoxville, Tennessee, assumed primary responsibility for all of AWAC’s relationships with global alumina customers, including Alba. AWA personnel responsible for these functions reported to Alcoa personnel in New York.

9. Consultant A is an international middleman who resides in London and is a citizen of Canada, Jordan, and the United Kingdom. Consultant A had close contacts with certain members of Bahrain’s Royal Family, some of whom were senior officials in the Government of Bahrain. Consultant A met with Alcoa executives to discuss matters relating to the relationship with Alba. Consultant A operates through many shell companies, including Alumet Ltd (“Alumet”) and AA Alumina and Chemicals Ltd (“AAAC”).

10. Aluminium Bahrain B.S.C. (“Alba”) is an aluminum smelter operating in Bahrain. At the relevant times, the state holding company of the Kingdom of Bahrain, the Mumtalakat, which was controlled by the Bahrain Ministry of Finance, held 77 percent of the shares of Alba. The Saudi Basic Industries Corporation (“SABIC”), which is majority-owned and controlled by the government of the Kingdom of Saudi Arabia, held a twenty percent minority stake in Alba, and three percent of Alba’s shares were held by a German investment group. The majority of profits earned by Alba belonged to the Mumtalakat, though part of the profit was permitted to be used by Alba for its operations. The Bahrain Ministry of Finance had to approve any change in Alba’s capital structure and had to be consulted on any major capital projects or contracts material to Alba’s operations. Members of the Royal Family of Bahrain and representatives of the government sat on the Board of Directors of Alba, controlled its Board, and had primary authority in selecting its chief executive officer and chief financial officer.

Facts

11. Alcoa’s global bauxite and alumina refining business (the “Alumina Segment”) is part of the Global Primary Products group, one of Alcoa’s three business lines. The Alumina Segment operationally consists of multiple subsidiaries. During the relevant time period, the Alumina Segment reported to the global head of the Global Primary Products group, who was an executive of Alcoa and reported directly to Alcoa’s CEO.

12. Alcoa exercised control over the Alumina Segment, including the AWAC Subsidiaries. Alcoa appointed the majority of seats on the AWAC Strategic Council, and the head of Global Primary Products served as its chair. Alcoa and AofA transferred personnel between them, including alumina sales staff; Alcoa set the business and financial goals for AWAC and coordinated the legal, audit, and compliance functions of AWAC; and the AWAC Subsidiaries’ employees managing the Alba alumina business reported functionally to the global head of the Alumina Segment. Alba was a significant alumina customer for Alcoa’s Alumina Segment and during the relevant period, members of Alcoa senior management met both with Alba officials and Consultant A to discuss matters related to the Alba relationship, including a proposed joint venture between Alcoa and Alba. During this time, Alcoa was aware that Consultant A was an agent and distributor with respect to AofA’s sales of alumina to Alba and that terms of related contracts were reviewed and approved by senior managers of Alcoa’s Alumina Segment in the United States.

13. From at least 1989 to 2009, AofA supplied alumina to Alba through a series of multi-year contracts. During this period, Alba was one of Alcoa’s largest alumina customers purchasing a total of nearly 19 million metric tons beginning with an annual volume of 300,000 metric tons increasing to 1.6 million metric tons.

14. Beginning in approximately 1989, AofA retained Consultant A to assist in long-term contract negotiations with Alba and Bahraini government officials, including the negotiation and execution of a new long-term alumina supply agreement in 1990 (the “1990 Supply Agreement.”)

15. By 1996, Consultant A was playing a significant role in the relationship between the AWAC Subsidiaries and Alba. Around this time, Alba complained to the AWAC Subsidiaries that it was paying an above-market price for alumina. AofA learned that Alba was seeking to increase its alumina supply requirements from 600,000 metric tons a year up to

970,000 metric tons a year, and that other major global suppliers of alumina were seeking to capture these additional requirements. The AWAC Subsidiaries’ sales team decided that, to “comply with business norms in the Middle East[,]” the AWAC Subsidiaries would propose supplying some of Alba’s alumina through Alumet, which was one of Consultant A’s shell companies, which would pay the “required commission.” An AofA manager proposed using Consultant A as the intermediary because Consultant A was “well versed in the normal ways of Middle East business” and “will keep the various stakeholders in the Alba smelter happy.”

16. Despite the red flags inherent in this arrangement, AofA’s in-house counsel approved the arrangement without conducting any due diligence or otherwise determining whether there was a legitimate business purpose for the use of a third party intermediary.

17. The AWAC Subsidiaries’ sales managers traveled to London in August 1996 to meet with Consultant A to discuss this proposal to route some of AofA’s alumina through Consultant A’s company for resale to Alba. Upon their return to Australia, an AWA manager told other members of the AWAC Subsidiaries sales team that:

It feels like we subsidise the Sheiks and end up with a 5 year outcome that is about $10-15/t lower than the average of the rest of our business.

18. In September 1996, the AWAC Subsidiaries’ sales managers traveled to London to meet with Alba and Consultant A and agreed to an addendum to the 1990 Supply Agreement (“1996 Addendum”). Under the 1990 Agreement, AofA was supplying 600,000 metric tons per year to Alba under a formula pricing structure (as opposed to a “market”-based price). Under the 1996 Addendum, AofA agreed to supply Alba with an additional 285,000 metric tons per year through one of Consultant A’s shell companies using a “market”-based price that resulted in pricing that was, at times, actually below market and allowed Consultant A to mark up his sales of alumina to Alba.

19. Employees at AWA and AofA either knew or were willfully blind to the high probability that Consultant A would use his commissions and markup to pay bribes. For example, in an internal document memorializing the negotiations surrounding the 1996 Addendum, a member of AofA’s alumina sales staff wrote:

The methodology of business in the Middle East is a complex web of interactions that are necessarily difficult to understand to disguise the payment of commissions. We have in the past maintained a position of paying our agent a 1% commission on the basis of the agent work that he has done for us. We have also, however, been asked by Alba to supply some cargoes through other intermediaries, including our agent, on various occasions and we can only assume at the purpose this serves. .Given that we want to supply the full tonnage going into the future we need to fix on the best methodology for us given the commission requirements and the contract structure.

20. The sales staff was concerned that the monies paid to Consultant A come from Consultant A’s markup on sales to Alba, rather than through increased commission payments. An AWA manager was concerned that the monies paid to Consultant A not come at AofA’s expense and that the sales to Consultant A “protect our position.”

21. In 2001, with the coming expiration of the 1990 Supply Agreement and 1996 Addendum, AWA approached Alba to extend and expand the alumina supply relationship. Alba agreed to extend the existing supply relationship (“2001 Extension”). Following the 2001 Extension, AofA stopped selling alumina directly to Alba; all AofA alumina destined for Alba was instead routed through AAAC, which was one of Consultant A’s shell companies.

22. In 2004, AofA entered into another distribution agreement with Consultant A that involved the sale of up to 1.6 million metric tons of alumina to Alba every year through AAAC, which was a shell company of Consultant A. This arrangement lasted until approximately December 31, 2009.

23. The 2001 Extension and 2004 purported distributorship agreements facilitated the corrupt payments by allowing Consultant A to impose an inflated markup on his purported sales of alumina to Alba and used the markup from those sales to enrich himself and pay bribes to senior government officials of Bahrain.

24. From 2002 to 2004, AWA caused Consultant A and AAAC, one of his shell companies to receive in excess of $79 million in markups on alumina sales to Alba. Consultant A also received a commission under the terms of the 2001 Extension. The 2001 Extension provided for a commission of 0.125 percent of all payments made by Consultant A to AofA for alumina. From 2002 to 2004, AofA paid Consultant A “commissions” of $493,509.

25. In 2002, Alcoa was attempting to negotiate a joint venture with Alba, in which Alcoa would supply Alba with alumina from the AWAC system’s refineries, and, in exchange, Alba would supply Alcoa with aluminum. Alcoa retained Consultant A to act as a consultant and to privately lobby a Bahraini government official on behalf of Alcoa, and Alcoa entered a consulting agreement with Consultant A pursuant to which Consultant A would receive an $8 million “success fee” based on limited specified negotiation “advice and assistance to Alcoa” if the joint venture were successful.

26. As part of the negotiations, Alcoa proposed a joint venture structure that contemplated supplying alumina to Alba through a distributor. On or about March 26, 2003, an in-house attorney in Alcoa’s legal department raised questions about the deal, and requested an explanation for the role of the distributor. On or about March 27, 2003, AWA sales executive responded that “[t]he Distributorship rol[e] is something the Bahrain Government wants” and that Alcoa “shouldn’t get too involved with how the Distributor and the Government interact. We are currently selling the alumina we supply to Alba through a Distributor.”

27. On September 15, 2003, Alcoa and Alba agreed to a Memorandum of Understanding (“MOU”) outlining an equity investment by Alcoa in Alba and providing for alumina to be sold to the Government of Bahrain, as majority shareholder of Alba, “directly or through an associated company of Alcoa satisfactory to GoB [Government of Bahrain] and Alcoa.” The MOU was approved by the same Bahraini government official on behalf of Alba that Consultant A had been hired to lobby. Subsequently, the joint venture negotiations fell through, and Consultant A was never paid the $8 million success fee.

28. By the summer of 2004, AofA was supplying approximately one million metric tons of alumina annually to Alba, but Consultant A’s companies were invoicing Alba for the shipments. Unlike a true distributorship, Consultant A’s companies never took possession of the alumina, assisted with the shipping arrangements, or otherwise performed any legitimate services for either the AWAC Subsidiaries or Alba. The only function the shell companies provided was to invoice Alba for the shipments at a significant markup.

29. Alba’s obligations under pre-existing supply arrangements with AofA were set to expire at the end of 2004. In the summer of 2004, AWA sought to secure a new long term alumina supply agreement with Alba. On or around August 5, 2004, Alcoa management was advised by a former senior Alcoa executive who had a relationship with Consultant A that if they attempted to negotiate a direct contractual relationship between AofA and Alba, rather than negotiate a supply arrangement through Consultant A and one of his companies, some or all of Alba’s business could be lost to another alumina supplier.

30. On or about August 19, 2004, AWA management met with Consultant A at Consultant A’s London Office to discuss using Consultant A’s companies “as Alcoa’s exclusive distributor in the region.” On or about August 22, 2004, an AWA executive negotiating with Consultant A sent an email documenting with more specificity certain items that were discussed at the meeting. Among them, the executive noted that “[w]e agreed to supply [Consultant A] with pricing indications for supply to [AAAC, one of Consultant A’s shell companies] by 8/24 so he can have these for his meeting with [a Bahraini official]. We mentioned pricing close to 14%.” The email also noted that “[a Bahraini official] is holding on to publishing [Alba’s] alumina tender [to the market] until he has further discussions with [Consultant A] on 8/29.” The pricing terms per metric ton of alumina that the AWA executive quoted to Consultant A at the meeting in London were less than the pricing terms for Alba that an AWA sales executive had quoted to a Bahraini official approximately one month earlier.

31. On or around September 29, 2004, AWA facilitated Consultant A’s tendering a bid to supply Alba up to 1.6 million metric tons of alumina for ten years commencing in 2005. On or about October 8, 2004, the in-house attorney responsible for supporting the alumina business suggested terminating the consulting agreement that Alcoa had entered with Consultant A in connection with the proposed joint venture, as “the terms of [Consultant A’s] current engagement created a lot of anxiety in the organization.” However, an AWA executive decided that the consultancy agreement should not be terminated until AofA had secured a new long-term alumina supply agreement with Alba.

32. On or about November 1, 2004, a Bahraini official caused Alba to accept Consultant A’s tender offer for a ten-year supply of alumina. On or about December 31, 2004, AofA entered a sham ten-year distributorship agreement with AAAC, one of Consultant A’s shell companies to purportedly supply annually up to 1.78 million metric tons of alumina for sale to Alba from 2005 to 2014 (the “2005 Alba Supply Agreement”). It was actually AofA that would continue shipping the alumina directly from its refineries in Western Australia to Alba.

33. On or about March 4, 2005, a representative of Consultant A sent another Bahraini government official a final, unexecuted contract for the purported supply agreement between Consultant A and Alba. On or about June 8, 2005, the final agreement negotiated between Consultant A and Alba was signed by that government official on behalf of Alba. The agreement’s effective date was January 1, 2005, and its term was through December 31, 2014. The agreement provided that Consultant A would supply Alba with 1.508 million metric tons of alumina in 2005 and 1.6 million metric tons of alumina thereafter for each remaining contract year. Alba was required to bear the cost of shipping and insurance.

34. For sales of alumina to Alba, Consultant A did not receive payment until after Consultant A was bound to pay AofA. Given the discrepancy in the timing of payment, Consultant A sought a line of credit from Alcoa to cover the cost of alumina shipments to Alba until Alba remitted payment to Consultant A. Alcoa’s policies and procedures required its customers to submit financial statements for an extension of credit. Consultant A, however, refused to provide financial statements to Alcoa’s credit department. Nevertheless, in or around December 2004, senior management of AWA invoked an override procedure that resulted in an Alcoa executive approving a $23 million line of credit to Consultant A’s companies.

35. Thereafter, in each of contract years 2005 through 2009, Alcoa continued to grant overrides to extend increasing credit lines to Consultant A’s purported distributorships. By 2007, Alcoa was extending a credit line of $58 million. During this period, Alcoa granted Consultant A credit lines that were significantly greater than those granted by Alcoa to any other third party. By facilitating the extension of credit to Consultant A, AWA enabled the purported distributorship scheme by allowing Consultant A to defer paying AofA for the multi-million dollar shipments of alumina to Alba until Consultant A received payment from Alba.

36. From 2005 through 2009, AWA caused Consultant A to receive in excess of $188 million on the markup of alumina sales to Alba. This money was transferred from the initial accounts in which payment from Alba was received through various bank accounts controlled by Consultant A, including accounts in the name of shell companies.

37. The AWAC Subsidiaries knew or consciously disregarded the fact that Consultant A was inserted into the Alba sales supply chain to generate funds to pay bribes to Bahraini officials. Ultimately, these funds facilitated at least $110 million in corrupt payments to Bahraini officials. The vast majority of those funds were generated from the markup between the price Consultant A sold to Alba and the price that AofA sold to Consultant A. Those funds were also generated from the commissions that AofA paid to Consultant A.

38. The recipients of the corrupt payments included a senior Bahraini official, members of the board of directors of Alba, and senior management of Alba. Examples of the corrupt payments include:

•	In August 2003, Consultant A’s shell companies made 2 payments totaling $7 million to accounts for the benefit of a Bahraini government official who Consultant A had been retained to lobby. Two weeks later, Alcoa and Alba signed an agreement in principle to have Alcoa participate in Alba’s plant expansion.

•	In October 2004, Consultant A’s shell company paid $1 million to an account for the benefit of that same government official. Shortly thereafter, Alba agreed in principle to Alcoa’s offer for the 2005 Alba Supply Agreement.

•	In or around the time of the execution of the final 2005 Alba Supply Agreement, Consultant A-controlled companies paid another Bahraini government official and/or his beneficiaries $41 million in three payments.

Legal Standards and Violations

C. Under Section 21C(a) of the Exchange Act, the Commission may impose a cease- and-desist order upon any person who is violating, has violated, or is about to violate any provision of the Exchange Act or any rule or regulation thereunder, and upon any other person that is, was, or would be a cause of the violation, due to an act of omission the person knew or should have known would contribute to such violation.

FCPA Violations

D. Under Section 30A(a) of the Exchange Act it is unlawful for any issuer, officer, director, employee, or agent of such issuer or any stockholder thereof acting on behalf of the issuer, to make use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value to any foreign official or any person, while knowing that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any foreign official for the purposes of (i) influencing any act or decision of such foreign official in his official capacity, (ii) inducing such foreign official to do or omit to do any act in violation of the lawful duty of such official, or (iii) securing any improper advantage in order to assist such issuer in obtaining or retaining business for or with, or directing business to, any person. [15 U.S.C. § 78dd-1].

E. Additionally, under Section 30A(g) of the Exchange Act it is unlawful for any issuer organized under the laws of the United States, or a State, territory, possession, or commonwealth of the United States or for any United States person that is an officer, director, employee, or agent of such issuer or a stockholder thereof acting on behalf of such issuer, to corruptly do any act outside the United States in furtherance of an offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value to any of the persons or entities set forth in paragraphs (i), (ii), and (iii) of subsection (a) of this section for the purposes set forth therein, irrespective of whether such issuer or such officer, director, employee, agent, or stockholder makes use of the mails or any means or instrumentality of interstate commerce in furtherance of such offer, gift, payment, promise, or authorization.

F. This Order contains no findings that an officer, director or employee of Alcoa knowingly engaged in the bribe scheme. As described above, Alcoa violated Section 30A of the Exchange Act by reason of its agents, including subsidiaries AWA and AofA, indirectly paying bribes to foreign officials in Bahrain in order to obtain or retain business. AWA, AofA, and their employees all acted as “agents” of Alcoa during the relevant time, and were acting within the scope of their authority when participating in the bribe scheme. As described above, Alcoa exercised control over the Alumina Segment, including the AWAC Subsidiaries. Alcoa appointed the majority of seats on the AWAC Strategic Council, and the head of the Global Primary Products group served as its chair. Alcoa and AofA transferred personnel between them, including alumina sales staff; Alcoa set the business and financial goals for AWAC and coordinated the legal, audit, and compliance functions of AWAC; and the AWAC Subsidiaries’ employees managing the Alba alumina business reported functionally to the global head of the Alumina Segment. Alba was a significant alumina customer for Alcoa’s Alumina Segment and during the relevant period, members of Alcoa senior management met both with Alba officials and Consultant A to discuss matters related to the Alba relationship, including a proposed joint venture between Alcoa and Alba. During this time, Alcoa was aware that Consultant A was an agent and distributor with respect to AofA’s sales of alumina to Alba and that terms of related contracts were reviewed and approved by senior managers of Alcoa’s Alumina Segment in the United States.

G. Under Section 13(b)(2)(A) of the Exchange Act issuers are required to make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and disposition of the assets of the issuer. [15 U.S.C. § 78m(b)(2)(A)].

H. Under Section 13(b)(2)(B) of the Exchange Act issuers are required to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (I) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (II) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. [15 U.S.C. § 78m(b)(2)(B)].

I. As described above, Alcoa violated Section 13(b)(2)(A) of the Exchange Act by improperly recording the payments, to Consultant A, as agent commissions when the true purpose of these payments was to make corrupt payments to Bahraini officials. Alcoa violated Section 13(b)(2)(A) when Alcoa recorded the sales to Consultant A as a distributor. The false entries were initially recorded by the AWAC Subsidiaries which were then consolidated and reported by Alcoa in its consolidated financial statements. Alcoa also violated Section 13(b)(2)(B) by failing to devise and maintain sufficient accounting controls to detect and prevent the making of improper payments to foreign officials.

Alcoa’s Remedial Efforts

J. Alcoa made an initial voluntary disclosure of certain of these issues to the Commission and Department of Justice in February 2008, and thereafter Alcoa’s Board of Directors appointed a Special Committee of the Board of Directors to oversee an internal investigation by independent counsel. Alcoa’s counsel regularly reported on the results of the investigation and fully cooperated with the staff of the Commission.

K. Alcoa also undertook extensive remedial actions including: a comprehensive compliance review of anti-corruption policies and procedures, including its relationship with intermediaries; enhancing its internal controls and compliance functions; developing and implementing enhanced FCPA compliance procedures, including the development and implementation of policies and procedures such as the due diligence and contracting procedure for intermediaries; and conducting comprehensive anti-corruption training throughout the organization.

Criminal Plea Agreement

Respondent’s subsidiary AWA has agreed, with the United States Department of Justice, Criminal Division, Fraud Section, to plead guilty for criminal conduct relating to certain of the findings in the Order.

IV.

In view of the foregoing, the Commission deems it appropriate to impose the sanctions agreed to in Respondent Alcoa’s Offer.

Accordingly, it is hereby ORDERED that:

A. Pursuant to Section 21C of the Exchange Act, Respondent Alcoa cease and desist from committing or causing any violations and any future violations of Sections 30A, 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act;

B. Respondent shall pay disgorgement of $175,000,000. A portion of Respondent’s disgorgement obligation in the amount of $14,000,000 shall be deemed satisfied by Respondent’s payment of $14,000,000 in forfeiture as part of Respondent’s resolution with the United States Department of Justice (“DOJ”) filed in the Western District of Pennsylvania. In the event that Respondent’s resolution with DOJ requires a forfeiture payment less than $14,000,000, the Respondent acknowledges that its disgorgement obligation will be credited up to the amount of the payment required by Respondent’s resolution with DOJ, with the remaining balance due and payable to the Securities and Exchange Commission within 14 days of payment pursuant to Respondent’s resolution with DOJ. In light of the impact of the disgorgement payment upon Respondent’s financial condition and its potential to substantially jeopardize Alcoa’s ability to fund its sustaining and improving capital expenditures, its ability to invest in research and development, its ability to fund its pension obligations, and its ability to maintain necessary cash reserves to fund its operations and meet its liabilities, Respondent shall pay the disgorgement in five equal payments based upon the following schedule:

Amount	Date Due
$32,200,000	January 9, 2014
$32,200,000	January 9, 2015
$32,200,000	January 9, 2016
$32,200,000	January 9, 2017
$32,200,000	January 9, 2018

If timely payment of disgorgement is not made within 14 days of when due, additional interest shall accrue pursuant to SEC Rule of Practice 600. Payment must be made in one of the following ways:

(1) Respondent may transmit payment electronically to the Commission, which will provide detailed ACH transfer/Fedwire instructions upon request;

(2) Respondent may make direct payment from a bank account via Pay.gov through the SEC website at http://www.sec.gov/about/offices/ofm.htm; or

(3) Respondent may pay by certified check, bank cashier’s check, or United States postal money order, made payable to the Securities and Exchange Commission and hand- delivered or mailed to:

Enterprise Services Center Accounts Receivable Branch HQ Bldg., Room 181, AMZ-341 6500 South MacArthur Boulevard Oklahoma City, OK 73169

Payments by check or money order must be accompanied by a cover letter identifying Alcoa Inc. as a Respondent in these proceedings, and the file number of these proceedings; a copy of the cover letter and check or money order must be sent to Charles Cain, Deputy Unit Chief, FCPA Unit, Division of Enforcement, Securities and Exchange Commission, 100 F St., NE, Washington, DC 20549.

By the Commission.

Elizabeth M. Murphy
Secretary